Exhibit 15.1

June 5, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We are aware that Monster Worldwide, Inc. (the “Company”) has incorporated by reference in the Registration Statement on Form
S-8 our report dated May 5, 2008 relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended March 31, 2008.  Pursuant to Regulation C under the Securities Act of 1933, as amended (the “Act”), that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO SEIDMAN, LLP

New York, New York